EXHIBIT 10

FOR IMMEDIATE RELEASE:
NEWS
February 24, 1999
Nasdaq National Market/AVRT                                 http://www.avert.com


            AVERT, INC. ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS Board of Directors Declares a $.12 Cent Per Share Dividend

FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an Internet based information network company providing employment background checks to a diverse nationwide customer base, today announced financial results for its fourth quarter and year-ended December 31, 1998.

Net revenues for 1998 reached a record $9,962,000 up 5% from $9,491,000 in 1997. For the year ending December 31, 1998, the Company reported $7,349,000 million in working capital and no long-term debt. Net revenues for the fourth quarter were $2,582,000, a 7% increase from $2,412,000 in the same period in 1997.

Avert, Inc. also announced the payment of a special cash dividend of $.12 per common share payable on March 24, 1999 to shareholders of record on March 15, 1999. This dividend payment is a 20% increase over the previous dividend payment.

The Company reported net income for the year of $740,000, or $.22 cents per share, down from $1,218,000, or $.35 cents per share, a year ago. Fourth quarter net income was $247,000 or $.07 cents per share versus $341,000, or $0.10 cents per share, in the comparable period a year ago. Avert's net margins after tax for the fourth quarter and year-end were 10% and 7% respectively.

The Company also achieved strong new customer growth during 1998, adding 2,336 new customers to its client base in 1998. Fourth quarter new customer growth was 693, up 10% from 630 new customers signed during the fourth quarter of 1997.

Revenue from criminal history reports for 1998 grew to $5,570,000, up 17% from a year ago; previous employment reports and credit reports declined 3% to $1,182,000; motor vehicle driving records declined 1% to $988,000; workers' compensation histories declined 16% to $940,000; and services grew 8% to $560,000.

Investments in 1998 represented the completion of the ASAP projects. It is believed that these projects contributed to decreased growth and dampened financial results, however, significant benefits were attributed to the projects

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toward the end of 1998 and into 1999. It is estimated  that 70% of the Company's revenues resulted from business conducted via Avert's secure network on the World Wide Web.

"The past year was plagued by several turbulent periods. We began the year with the first of several key moves with the implementation of an innovative ORACLE(TM) based technology system. As highlighted by the many success stories in the high tech arena, we too believe our greatest opportunities lie in leveraging the Internet as a vehicle for marketing, selling and providing our services to a diverse client base. I believe it was necessary to re-invent our company in the likeness of tomorrow's marketplace," commented Dean Suposs, president and chairman of Avert, Inc. "While this investment had a greater impact in 1998 than we had hoped, we are enthusiastic about the leverage our investment can provide in the future," continued Suposs.

Summary of 1998.
First Quarter. Avert completed a technology conversion, development of which began in 1997. The project accomplished the key business objectives of increasing productivity per employee, providing enhanced services via the Internet without sacrificing ease of use for customers, and expanding the Avert product and service offering. Additional advantages of the Avert system provide seamless integration for use in partnership and national account relationships.

Second Quarter. Technology enhancements played a pivotal role as Avert, Inc. announced two partnership arrangements through the AVERTAffinity program. An agreement with Restrac, Inc. (Nasdaq/RTRK) allows the two companies to pursue joint marketing activities utilizing Restrac's WebHire Network to offer pre-employment screening services. In July, ADP Employer Services, (NYSE/AUD) extended an earlier pilot program to offer pre-employment screening services to the ADP customer base. At the time of this release, further endeavors are pending review of the pilot results.

Also during the 2nd quarter, Avert, Inc. announced the payment of a special cash dividend of $.10 per common share. Dividend payments totaled $350,000. The Company announced success in obtaining Errors and Omissions Insurance coverage. The Avert Board of Directors approved an additional $500,000 to repurchase shares in the open market. This was in addition to $500,000 approved for repurchase in January of 1996.

Third Quarter. Internal efficiencies related to Avert's technology upgrade were offset during the third quarter by an above average amount of credits offered to customers impacted by the Company's second quarter computer conversion. Customer credits returned to an acceptable level going into the fourth quarter and new year.

Fourth Quarter. The Company realized intentions to expand its offering of instant services for use in the hiring process. Instant credit reports were introduced to customers in early October 1998. Avert's newest product, Instant Address Link provides employers with an immediate method for identifying applicants who provide fraudulent or incomplete background information.

"I believe the changes completed in 1998 have allowed us to pursue more aggressive goals for the coming year. We have already entered negotiations with prospective national accounts seeking cost-effective methods to meet their screening requirements. In my opinion, the foundation for our new business strategies was laid in 1998; we are now focused on building a record value for our shareholders and employees in 1999," said Suposs.

Currently, feasibility studies are under way for additional services related to the employment process. New strategies for pursuing national accounts with multiple sites are expected to allow Avert to showcase its proven methods for linking multiple sites together via its Internet based information network. In addition, part of the vision to build a nation wide "extranet" linking Avert to its suppliers, vendors and partners began in earnest and showed positive early

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results.  A recent pilot of the extranet has  connected  two  partners,  and our largest vendor to the AvertNet extranet. Success in this area could lower production costs coupled with increased efficiency.

Through its headquarters in Fort Collins, Colorado, Avert, inc. is an Internet based information network company providing employment background checks via remote access to a diverse nationwide customer base. Visit our headquarters at www.avert.com.


EARNINGS RECAP                                      Fourth Quarter Ended               Year Ended
                                                        December 31,                  December 31,
                                                    --------------------         -------------------
                                                     1998          1997          1998           1997
                                                     ----          ----          ----           ----
                                                        (unaudited)                  (audited)
Revenue ......................................   $ 2,582,000   $ 2,412,000   $ 9,962,000   $ 9,491,000
Net Income ...................................   $   247,000   $   341,000   $   740,000   $ 1,218,000
Basic Net Income per common share ............   $       .07   $       .10   $       .22   $       .35
Basic Weighted avg. shares outstanding .......     3,323,000     3,488,000     3,440,000     3,461,000

BALANCE SHEET DATA                               December 31,                               December 31,
                                                    1998                                       1997
                                                 -----------                                -----------
Working Capital ..............................   $ 7,349,000                               $ 7,036,000
Total Assets .................................   $10,908,000                               $11,398,000
Total Liabilities ............................   $   897,000                               $   963,000
Shareholders' Equity .........................   $10,011,000                               $10,435,000


CONTACT:  Avert, Inc. Investor Relations - 800.367.5933
















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